UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                       Date of Report: September 30, 2005
                        (Date of earliest event reported)



                           QUEST RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)



             Nevada                        0-17371               88-0182808
  (State or other jurisdiction           (Commission         (I.R.S. Employer
 of incorporation or organization)       File Number)     Identification Number)


                         9520 North May Ave., Suite 300
                          Oklahoma City, Oklahoma 73120
          (Address of principal executive offices, including zip code)



                                 (405) 488-1304
              (Registrant's telephone number, including area code)



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Item 1.02  Termination of a Material Definitive Agreement

      On September 30, 2005, Douglas L. Lamb resigned as director and president of Quest Resource Corporation (the "Company"), effective as of October 7, 2005. In connection with Mr. Lamb's resignation, the Company, Jerry D. Cash and Mr. Lamb agreed to terminate their Voting Agreement for Shares of Stock of Quest Resource Corporation, dated November 8, 2002, effective as of October 7, 2005. The voting agreement would have expired by its terms on November 8, 2005.

      Pursuant to the voting agreement, Mr. Lamb and Mr. Cash each were allowed to designate two members to the Company's board of directors and the parties to the voting agreement were required to vote in favor of such designees. As a result of the termination of the voting agreement, the parties to the voting agreement will no longer as a group contractually control the election of directors, which may be deemed to be a change in control of the Company.

Item 5.01  Changes in Control of Registrant

      See Item 1.02, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      On September 30, 2005, Douglas L. Lamb resigned as director and president of the Company, effective as of October 7, 2005. The Company's board of directors is currently conducting a search for a nominee to fill this vacancy.


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


                                   SIGNATURES
                                   ----------



      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       QUEST RESOURCE CORPORATION



                                       By: /s/ Jerry D. Cash
                                           ------------------------------------
                                            Jerry D. Cash
                                            Chief Executive Officer

      Date: October 6, 2005





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